NEWS RELEASE For Immediate Release Contacts: Media Ryan Houck 904-357-9134 Investors Mickey Walsh 904-357-9162 RYAM Elects Charles R. Eggert to the Board of Directors JACKSONVILLE, Fla. – October, 20, 2022 -- Rayonier Advance Materials Inc. (NYSE:RYAM) (the “Company”) announced today that Charles (Chas) R. Eggert has been elected to its Board of Directors, effective October 19th, 2022. “We’re pleased to welcome Chas to our Board of Directors and look forward to benefitting from his more than 40 years of industry experience and proven expertise,” stated Lisa M. Palumbo, Non-Executive Chair of the Board of Directors of the Company. “Chas has an impressive track record of strategic leadership and operational transformation that has driven value across global specialty chemicals, biomaterials, and food ingredients businesses. We believe his insights and perspectives will be extremely additive to our Company, as we continue to strengthen our leadership position and drive growth in our cellulose specialties, biomaterials, paperboard, and high yield businesses.” Eggert has been an Operating Partner at iSelect Fund Management, a venture capital firm focused on early stage agriculture, food, nutrition, and wellness growth companies, since 2019. In this role, he was responsible for identifying investments, developing portfolio company value creation strategies, and advising fund and portfolio company managements on strategy, business development, and operations. Prior to this, Eggert served as an Operating Partner for Arsenal Capital Partners, a lower middle market private equity firm that specializes in building value for specialty chemical and healthcare service companies from 2016 to 2019. While at Arsenal, he served as a Board member at portfolio companies, Spartech LLC, Chroma Color Corporation and Meridian Adhesives Group. He also served as President and CEO of Solvaira Specialties, one of Arsenal’s portfolio companies and served 6 years as CEO of the renewable chemicals company OPX Biotechnologies, Inc. Eggert is currently a Board member of CP Kelco. About RYAM RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM employs just over 2,500 people and generated $1.4 billion of revenues in 2021. More information is available at www.RYAMglobal.com